Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES THE
RELOCATION OF ITS IRVINE BANKING OFFICE AND HEADQUARTERS

IRVINE, CA – February 18, 2004 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that it has entered into a lease agreement with the Irvine Company to relocate its headquarters and Irvine banking office to 8105 Irvine Center Drive, one of two 15 story office towers at the heart of the Irvine Spectrum, and adjacent to the 405 and 5 freeways. The date of occupancy is targeted for July 1, 2004. The lease agreement includes exclusive rights to building-top signage, which will be highly visible to the approximately 500,000 vehicles per day that pass on the 405 and 5 freeways.

The Company’s headquarters will occupy the 15th floor and part of the 14th floor. The Irvine banking office, with approximately $500 million in deposits at December 31, 2003, historically has been located within the Company headquarters’ executive offices. The new banking office will have a similar retail presence as the Company’s other banking offices and be separately located on the lobby floor of the building, directly across from the Irvine Spectrum Center, who’s tenants include Robinsons-May, Yardhouse, Quiksilver, Fish Market, Gary’s Island, Fox Sports Grill, Sketchers, P.F. Chang’s, Edwards Irvine 21 Theatres, Cheesecake Factory, Brookstone, Crazy Horse Steakhouse, Oakley, Rock Bottom Brewery, Irvine Improv, Cold Stone Creamery, Hot Topic, Wahoo’s Fish Tacos, Thaifoon, Dave and Buster’s and Johnny Rockets. Tenants in the next phases of the center’s development, scheduled to be completed in 2005 and 2006, include Target and Nordstrom’s. Just across the 405 freeway are the Verizon Wireless Amphitheatre and Wild Rivers Waterpark. New residential developments within a three-mile radius include Shady Canyon, Quail Hill and Oak Creek areas of Irvine. Nearly all of the residential areas of the City of Irvine are within a five-mile radius, as are the towns of Laguna Hills, Lake Forest, Aliso Viejo, Mission Viejo, and the retirement community of Leisure World. Within a ten-mile radius are the cities of Laguna Beach, Newport Beach, Newport Coast, Corona del Mar, and Tustin.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, CCBI had total assets of $1.7 billion, was the 4th largest multi-family lender in California during the 12 months ended September 30, 2003 (source: Dataquick Information Systems) and had originated approximately $3.1 billion in multi-family and commercial real estate loans through December 31, 2003. Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. On January 27, 2004, CCBI announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based banking institution with 15 branches and $2.7 billion of assets.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.